ASSET PURCHASE AGREEMENT


Providing for the purchase of certain assets of



UNIFLOW CORPORATION
("Seller")


By


HORIZON TECHNOLOGY L.L.C.
("Buyer")


February 5, 1998


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TABLE OF CONTENTS


ARTICLE 1 - PURCHASE AND SALE OF ASSETS

         1.1      Agreement to Purchase and Sell Assets
         1.2      Purchase Consideration
         1.3      Assumed Liabilities
         1.4      Allocation of Purchase Price

ARTICLE 2 - CLOSING

         2.1      Place and Date of Closing
         2.2      Deliveries at Closing
         2.3      Conditions to Buyer's Closing Obligations
         2.4      Conditions to Seller's Closing Obligations

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLERS

         3.1      Seller's Organization and Good Standing
         3.2      Enforceability
         3.3      No Conflict with Other Instruments or Proceedings
         3.4      Personal Property
         3.5      Contracts
         3.6      Brokers
         3.7      Accuracy of Statements

ARTICLE 4 - BUYER'S REPRESENTATIONS AND WARRANTIES

         4.1      Buyer's Organization and Good Standing
         4.2      Enforceability
         4.3      No Conflict with Other Instruments or Proceedings
         4.4      Brokers

ARTICLE 5 - COVENANTS

         5.1      Conduct of Business Pending the Closing
         5.2      Pre-Closing Access
         5.3      Disclosure of Breaches
         5.4      Consents
         5.5      Publicity
         5.6      Further Assurances
         5.7      Post Closing Access and Removal


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ARTICLE 6 - INDEMNIFICATION

         6.1      Indemnity
         6.2      Indemnity Period

ARTICLE 7 - TERMINATION

         7.1      Termination Events
         7.2      Termination Procedure
         7.3      Effect of Termination and Breach of Agreement

ARTICLE 8 - GENERAL

         8.1      Risk of Loss
         8.2      Survival of Representations, Warranties, Covenants,
                    and Indemnities
         8.3      Confidentiality
         8.4      Assignment and Benefits
         8.5      Notices
         8.6      Expenses
         8.7      Entire Agreement
         8.8      Amendments and Waivers
         8.9      No Third-Party Beneficiaries
         8.10     Severability
         8.11     Headings
         8.12     Governing Law
         8.13     Construction
         8.14     Counterparts
         8.15     Tooling Supply

SCHEDULES AND EXHIBITS

Schedule 1.1(a)   Equipment
Schedule 1.1(b)   FX Business
Exhibit 1.2(b)    Short Term Note
Exhibit 1.2(c)    Royalty Agreement
Schedule 3.5      Contracts
Schedule 8.3      Confidentiality Agreement

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ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of February 5, 1998, by HORIZON TECHNOLOGY, L.L.C., a Michigan limited liability company ("Buyer"), and UNIFLOW CORPORATION, a Michigan corporation ("Seller").

         Seller desires to sell to Buyer, certain assets and business, on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 1 PURCHASE AND SALE OF ASSETS

         1.1 Agreement to Purchase and Sell Assets. On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer as of the Closing Date, certain tangible and intangible assets of Seller, as described below ("Purchased Assets"):

                  (a) Equipment. National FX85 Coldformer and related items as more fully described in Schedule 1.1(a), to be attached prior to Closing, together with, to the extent transferable, any express and implied warranties by the manufacturer of those items, and all available maintenance records, brochures, catalogues, and other documents relating to those items or to the installation or functioning of those items.

                  (b) FX Business. Subject to obtaining any necessary third-party consents, all of Seller's right, title, benefit, and interest in and to the FX Business as more fully described in Schedule 1.1(b), to be attached prior to Closing.

                  (c) Records. Subject to Buyer's obligation to retain and grant Sellers' reasonable access, all product information, product drawings, production documentation, material specifications, equipment lists, formulae, specifications, drawings, plans, reports, data, notes, correspondence, and other records and documents concerning the FX Business in Seller's possession.

         1.2 Purchase Condition. As consideration for the transfer of Purchased Assets to Buyer and Seller's other covenants in this Agreement, Buyer shall pay to Seller the following (the "Purchase Price"):

                  (a) Cash Payment. Subject to adjustments as provided below, Buyer shall pay to Seller at Closing Two Million Five Hundred Thousand Dollars ($2,500,000) in immediately available funds (the "Cash Payment") less any earnest money deposit paid by Buyer.

                  (b) Short-Term Note. Buyer shall deliver to Seller at Closing Buyer's nonnegotiable, nonassignable promissory note in the principal amount of Seven Hundred Thousand Dollars ($700,000), non-interest bearing, payable in sixty equal monthly payments of Eleven Thousand Six-hundred Sixty-six Dollars and Sixty-seven Cents ($11,666.67) each beginning thirty

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(30) days after the Closing Date and in each succeeding month thereafter until fully paid (the "Short- Term Note"). The short-term Note shall be in the form of Exhibit 1.2(b), to be attached prior to Closing.

                  (c) Royalty Agreement. Buyer shall deliver to Seller at Closing a Royalty Agreement (the "Royalty Agreement") providing for fixed royalty payments of two percent (2%) of net sales collected by Buyer with respect to the FX Business, payable monthly for the life of the part or any modification thereof. The Royalty Agreement shall be in the form of Exhibit 1.2(c) to be attached prior to Closing. Further, Buyer agrees to supply Seller's requirements for starter motor shafts (approximately 140,000 - 150,000 pieces monthly) for the continuing term of the Delco Remy purchase order, at a per unit price of $.485 (FOB shipping point) pursuant to this Agreement and Seller's standard purchase order terms and conditions, with price adjustments as necessary to reflect material cost increases. Seller further agrees that any future sale of the machining from the FX Business will be conditioned upon the machining purchaser agreeing to buy the starter motor shafts exclusively from Buyer.

                  (d) Earnest Money Deposit. In order to evidence Buyer's good faith upon execution of this Agreement, Buyer shall pay Seller an earnest money deposit of fifty thousand dollars ($50,000). This deposit will be applied against the purchase consideration at Closing; otherwise, the deposit shall be distributed pursuant to Section 7.2.

         1.3 Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform, and discharge, when due, only the following liabilities and obligations of Seller (collectively, the "Assumed
Liabilities"):

                  (a) Contract Liabilities. The liabilities and obligations of Seller with respect to the FX Business, such as purchase orders, sales agreements and supply agreements, provided such agreements have been attached hereto as Schedule 3.5 and have been fully assigned to buyer, with third party consents or other arrangements satisfactory to Buyer.

         1.4 Allocation of Purchase Price. Prior to the Closing, and as a condition of, Buyer and Seller shall mutually agree to a Certificate of Allocation detailing the allocation of the Purchase Price among the Purchased Assets and Seller's other covenants set forth in this Agreement.


ARTICLE 2 CLOSING

         2.1 Place and Date of Closing. Subject to fulfillment or waiver of the conditions precedent set forth in this Agreement, the purchase and sale contemplated by this Agreement (the "Closing"),shall take place at the offices of Honigman Miller Schwartz and Cohn, at 2 p.m. local time on March 24, 1998, or at any other place time, and date mutually agreeable to the parties, (the "Closing Date"). The Closing shall be deemed to be effective upon the close of business on the Closing Date.

         2.2      Deliveries at Closing.

                  (a) Buyer's Deliveries. At or before the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered, to Seller (i) the Cash Payment; (ii) the Short Term Note, (iii) the Royalty Agreement, (iv) written instruments or agreements, reasonably acceptable to Seller, that provides for Buyer's assumption of the Assumed Liabilities; (v) certified copies


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of resolutions of Buyer's directors, reasonably acceptable to Seller, that provides for Buyer's directors, reasonably acceptable to Seller, authorizing the consummation of the transactions contemplated by this Agreement, (vi) good standing certificates for Buyer from Michigan, (vii) certificates from a duly authorized officer of Buyer certifying that (A) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of that date, (B) no condition has occurred or is continuing or will result from the execution and delivery of this Agreement that constitutes a material breach of this Agreement, and (C) Buyer has, in all material respects, performed (or Seller has waived) all of Buyer's obligations and complied with all of Buyer's covenants set forth in this Agreement to be performed and complied with before or on the Closing; and (viii) any and all other agreements, certificates, instruments, and other documents required of Buyer under this Agreement.

                  (b) Sellers' Deliveries. At or before the closing, Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer (i) bills of sale, assignments, and other instruments of conveyance, reasonably acceptable to Buyer, that shall be sufficient to transfer clear title to the Purchased Assets to Buyer, (ii) written consents of third parties, if necessary, with respect to the transfer of the Purchased Assets to Buyer; (iii) certified copies of resolutions of Seller's directors, reasonably acceptable to Buyer; authorizing the consummation of the transactions contemplated by this Agreement; (iv) good standing certificates for Seller from Michigan; (v) copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated by this Agreement,ythat Buyer reasonably requests; (vi) certificates from a duly authorized officer of Seller certifying that (A) the representations and warranties of Seller contained in the Agreement are true and correct in all material respects as of the Closing Date as though made on and as of that date, (B) no condition has occurred or is continuing or will result from the execution and delivery of this Agreement that constitutes a material breach of this Agreement, and (C) Seller has, in all material respects, performed all of Seller's covenants set forth in this Agreement to be performed and complied with on or before the Closing; (vii) all records and other documents included in the Purchased Assets; (viii) any and all other agreements, certificates, instruments, and other documents required of Seller under this Agreement.

                  (c) Further Actions. Buyer and Seller shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as Buyer or Seller shall deem reasonably necessary to effectuate the transactions contemplated by this Agreement.

         2.3 Conditions to Buyer's Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer's closing obligations under this Agreement are, except to the extent expressly waived in writing by Buyer, subject to Buyer's satisfaction at or before the Closing, of all of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing Date, with the same force an effect as if made again as of the Closing Date.

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                  (b) Performance. Seller shall have performed and complied
in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller at or before the Closing, including all bills of sale, assignments, and other documents required by this Agreement to be delivered by Seller at the Closing, all reasonably acceptable to Buyer.

                  (c) Closing Certificates. Buyer shall have received certificates reasonably acceptable to Buyer, signed by Seller and dated as of the Closing Date, to the effect that all representations, warranties, and covenants made in this Agreement by Seller are on the Closing Date true and correct in all material aspects and that Seller has performed in all material respects the obligations, agreements, and covenants undertaken by it in this Agreement to be performed on or before the Closing Date.

                  (d) No Material Adverse Change. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition of the Purchased Assets, from the date of this Agreement to the Closing Date.

                  (e) Necessary Consents and Notices. All consents by third parties to the assignment of any contracts that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received in writing and shall be in full force and effect.

                  (f) Release of Claims. Any liens on Purchased Assets shall have been released by Seller's obligees.

                  (g) Buyer's Examination. Buyer shall be satisfied with the results of Buyer's examination of the Purchased Assets and the FX Business.

         2.4 Conditions to Seller's Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's closing obligations under this Agreement are, except to the extent expressly waived by Seller, subject to Seller's satisfaction at or before the Closing, of all the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material aspects as of the Closing Date, with the same force and effect as if made again as of the Closing Date.

                  (b) Performance. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer at or before the Closing, including payment of the Purchase Price and delivery of the assumption documents and other documents required by this Agreement to be delivered by Buyer at the Closing, all reasonably acceptable to Seller.

                  (c) Closing Certificate. Seller shall have received a certificate reasonable acceptable to Seller, signed by Buyer and dated as of the Closing Date, to the effect that all representations and warranties in this Agreement are true and correct in all material respects as if made again on the Closing Date and that Buyer has performed in all material respects the obligations, agreements, and covenants undertaken by Buyer in this Agreement to be performed on or before the Closing Date.

                  (d) Deliveries by Buyer. Buyer shall have delivered, to the reasonable satisfaction of Seller, the other items listed above in this Article.

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

         3.1 Seller Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

         3.2 Enforceability. Seller has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Seller and is enforceable against Seller in accordance with the terms of this Agreement.

         3.3 No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under Seller's corporate charter or bylaws or any contract, agreement, lease, commitment, indentury, mortgage, pledge, note, bond, license, or other instrument or obligation to which Seller is now a party or by which either Seller may be bound or affected; (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body; (c) result in the imposition of any lien or encumbrance on any of the Purchased Assets; or (d) give rise to any right of first refusal or similar right to any third party with respect to any interest in any of the Purchased Assets.

         3.4 Personal Property. Seller has good and marketable title to the Purchased Assets, subject only to security interests which shall be discharged at Closing. All personal property included in the Purchased Assets will be in the possession of Seller on the Closing Date. As of the Closing Date, the Purchased Assets shall be in good operating condition, and Seller is aware of no material defects therein, reasonable wear and tear excepted. Nonetheless, Buyer shall accept the Purchased Assets in an "as is" condition.

         3.5 Contracts. Prior to Closing, Schedule 3.5 shall detail all contracts to which Seller is a party and which affect the FX Business or the Purchased Assets. To Seller's knowledge, all of the contracts are in effect, and are valid, binding and enforceable in accordance with their respective terms.

         3.6 Information. Information (not including projections) provided by Seller to Buyer regarding FX Business done by Seller, including production, shipping, quality, returns, and engineering data shall be materially accurate and complete.

         3.7 Brokers. Seller has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer and Seller for a commission, brokerage fee, or other compensation.

         3.8 Accuracy of Statements. No representation or warranty made by Seller in this Agreement contains or will contain any untrue statement of a material fact. Nonetheless, any financial projections submitted to Buyer by Seller were for illustration purposes and based upon several assumptions


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regarding operational efficiencies, successful developments, projected costs and potential commitments of customers. Buyer should not and has not indicated that it will not rely on these projections; rather, Buyer shall perform its own customer investigation and due diligence analysis with respect to the FX Business and its possible benefits. The representations and warranties of Seller shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

ARTICLE 4 BUYER'S REPRESENTATIONS AND WARRANTIES

                  Buyer represents and warrants to Seller as follows:

         4.1 Buyer's Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan.

         4.2 Enforceability. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Buyer and is enforceable against Buyer in accordance with the terms of this Agreement.

         4.3 No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default, under Buyer's corporate charter or bylaws or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Buyer is now a party or by which Buyer may be bound or affected or (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by Buyer before the Closing Date.

         4.4 Brokers. Buyer has not retained or employed any broker, finder, investment banker, or other person any valid claim against Buyer or Seller for a commission, brokerage fee or other compensation.

ARTICLE 5 COVENANTS

         5.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing Date, Sellers shall conduct the FX Business in the ordinary and usual course. Further, Seller will arrange meetings with Seller, Buyer and FX Business customers and suppliers to confirm current and potential part volume, pricing, delivery and quality requirements, among other things.

         5.2 Pre-Closing Access. During the period from the date of this Agreement to the Closing Date, Seller shall cause Buyer and Buyer's designated representatives and agents to be given access to the records and production facility of Seller, for the purpose of conducting an investigation of the FX Business and the Purchased Assets; provided, however, that the investigation shall be conducted in a manner that does not unreasonably interfere with Seller's normal operations. Buyer, and Buyer's representatives and agents, will


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use all reasonable commercial efforts to maintain in strict confidence all documents and information obtained by Buyer or Buyer's designated representatives and agents during Buyer's investigation and shall use the information solely for the purpose of evaluating and completing the transaction described in this Agreement.

         5.3 Disclosure of Breaches. Buyer and Seller shall promptly notify the other of the occurrence of any event or condition that could reasonably be expected to adversely affect the ability of any party to perform fully the transactions contemplated by this Agreement or to make that party's respective representations and warranties set forth in this Agreement not be materially true and correct at the Closing.

         5.4 Consents. Each party to this Agreement will use all reasonable efforts to obtain all authorizations and consents of third parties that may or become necessary for that party's execution and delivery of, and the performance of that party's obligations pursuant to, this Agreement, and will cooperate fully with each other party in promptly seeking to obtain all those authorizations, consents, orders, and approvals.,

         5.5 Publicity. Buyer and Seller shall simultaneously make an announcement regarding the transactions contemplated by this Agreement in a mutually agreed upon form. After the announcement, during the period form the date or this Agreement to the Closing Date, neither Buyer nor Seller shall issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties other than to customers and suppliers in the ordinary course of business. Notwithstanding the foregoing, neither Buyer nor Seller shall be prevented at any time from furnishing any required information to any governmental agency or authority or from complying with that party's legal obligations nor prevented from publishing any information that is publicly available as a result.

         5.6 Further Assurances. Buyer and Seller shall execute all documents and take all further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing to evidence the consummation of the transactions contemplated pursuant to this Agreement. Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall take all actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and obtain in a timely manner all necessary waivers, consents, and approvals. Buyer shall purchase any raw materials with acceptable quality as determined by Buyer, related to the FX Business, at Seller's delivered cost.

         5.7 Post Closing Access and Removal. Buyer, at its sole expense, will relocate the Purchased Assets on or about March 30, 1998. Seller will provide Buyer with access to the Purchased Assets after Closing for production purposes and removal; provided if Buyer remains in Seller's premises after April 10, 1998, the parties shall later enter into a lease with standard terms and indemnifications and providing for reimbursement of direct expenses; between the time of closing and the time the parties enter into any lease, Buyer will reimburse Seller for direct expenses incurred related to the operation of the purchased assets until such removal from Seller's premises.

ARTICLE 6 INDEMNIFICATION

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         6.1      Indemnity. Seller shall defend, indemnify and hold harmless
Buyer against and with respect to any and all loss, cost, damage, liability, obligation, claim or expense (including reasonable professional fees and similar expenses - collectively, the "Indemnified Losses") arising in connection with any material misrepresentation, breach, or nonperformance of any representation, warranty, covenant, undertaking, condition, or agreement made or to be performed by Seller under this Agreement.

         6.2 Indemnification Period. Buyer's right to seek indemnification under this Article shall survive for a period of two (2) years from the Closing Date (the "Indemnity Period").

ARTICLE 7 TERMINATION

         7.1 Terminated Events. This Agreement may, by notice given before or at the Closing, be terminated:

                  (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and the breach has not been waived;

                  (b) by Buyer if any of the conditions precedent to Buyer's closing obligations have not been satisfied as of the Closing Date or if satisfaction of a condition is or becomes impossible (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

                  (c) by Seller if any of the conditions precedent to Seller's closing obligations have not been satisfied as of the Closing Date or if satisfaction of a condition is or becomes impossible (other than through failure of Seller to comply with Seller's obligations under this Agreement) and Seller have not waived the condition on or before the Closing Date;

                  (d) by mutual consent of Buyer and Seller; or

                  (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with that party's obligations under this Agreement) on or before March 15, 1998, or any later date as the parties may agree.

         7.2 Notice. The party terminating shall provide written notice thereof to the other, specifying the reason(s) for the termination.

         7.3 Effect of Termination and Breach of Agreement. If this Agreement is terminated other than pursuant to a breach by Seller or by Buyer, the parties shall have no further duties, obligations, or rights to or against each other except for the provisions of this Agreement relating to confidentiality and use of confidential or proprietary information and the earnest money deposit shall be promptly refunded to Buyer. If this Agreement is terminated pursuant to a breach of this Agreement by Buyer, Seller shall have the right to retain the earnest money deposit and may also pursue any additional rights and remedies as Seller may have, at law or in equity, against Buyer with respect to the breach. If this Agreement is terminated pursuant to a breach of this Agreement by Seller, Buyeryshall have the right to pursue any rights and remedies as Buyer may have, at law or in equity, against Seller with respect to the breach.


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ARTICLE 8 GENERAL

         8.1 Risk of Loss. The risk or loss of destruction of, or damage to, the Purchased Assets (a "Loss"), shall be on Seller at all times on or before the Closing Date. Seller shall take all reasonable steps consistent with Seller's normal business practices to repair, replace, and restore the Purchased Assets as soon as possible after any Loss. All insurance proceeds received by Seller with respect to any Loss shall be applied to replacement, restoration, or repair. Any obligation of Seller to repair, replace, and restore the Purchased Assets shall terminate on the Closing Date or upon the termination of this Agreement. Notwithstanding any other provision of this Section, Seller shall be entitled to retain any insurance proceeds to the extent Seller has previously expended amounts to repair, replace, or restore a Loss to the Purchased Assets on or before the Closing Date. Should Seller, due to a Loss, not be able to deliver Purchased Assets on the Closing Date in condition acceptable to Buyer, this Agreement shall terminate, and Seller shall promptly return the earnest money to Buyer.

         8.2 Survival of Representations, Warranties, Covenants, and Indemnities. Subject to the limitations of the Indemnity Period described above, all representations, warranties, covenants, and indemnities made by any party to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party before or after the Closing for a period of three (3) years.

         8.3 Confidentiality. Buyer shall remain subject to the terms of a Confidentiality Agreement previously executed by Buyer, attached hereto. (Schedule 8.3), except Buyer may make employment offers to Seller's employees as permitted by Seller.

         8.4 Assignment and Benefits. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, by merger, liquidation, consolidation, sale of stock, change of control, operation of law, or other means, without the prior written consent of all parties to this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement.

         8.5 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

         To Buyer at:                                With a copy to:

         Gregory D. Bird, CEO               A. David Mikesell
         Horizon Technology Group           Honigman Miller Schwartz and Cohn
         20400 Superior Road                2290 First National Building
         Taylor, Michigan 48180-5347        Detroit, Michigan  48226-3583
         Fax:  (734) 374-9209               Fax:  (313) 962-0176

         To Seller at:                               With a copy to:

         Robert A. Clemente, Chairman       Andrew Munro Esq.
         Uniflow Corporation                Munro and Munro


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         26600 Heyn Drive                   3250 W. Big Beaver Road, Suite 520
         Novi, Michigan 48374               Troy, Michigan 48084
         Fax:  (248) 348-0021               Fax:  (248) 643-0786

                  Any party may change that party's address by prior written notice to the other parties.

         8.6 Expenses. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         8.7 Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings related to the subject matter of this Agreement.

         8.8 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

         8.9 No Third-Party Beneficiaries. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon any third party, including any employee of Buyer or Seller.

         8.10 Severability. Except as otherwise specifically provided in this Agreement, this Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

         8.11 Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.

         8.12 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Michigan, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.

         8.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided, the words "include" and "including" (and variations of those words) whenever used in this Agreement shall not limit the preceding words or terms.

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

         8.14 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one complete document. Counterparts may be signed and delivered by a party by fax, which shall be binding on that party when faxed, with one or more copies signed in original to be later delivered by express delivery service or mail.

         8.15 Tooling Supply. Buyer will enter into an agreement with an affiliate of Seller to purchase its perishable tooling requirements for the FX Business. This agreement will be for a term of five (5) years and will be conditioned upon the Seller's affiliate meeting competitive pricing, quality and delivery standards.

                   Signed as of the date first written above.

HORIZON TECHNOLOGY, L.L.C.                  UNIFLOW CORPORATION


By/s/ Gregory D. Bird                     By/s/ Robert A. Clemente
  ------------------------------            --------------------------------
         Gregory D. Bird                                 Robert A. Clemente
         Chief Executive Officer                         Chairman
                  "Buyer"                                         "Seller"



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